Calculation of Filing Fee Tables
S-8
Blackstone Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	12,765,875	$ 115.21	$ 1,470,756,458.75	0.0001381	$ 203,111.47
Total Offering Amounts:						$ 1,470,756,458.75		$ 203,111.47
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 203,111.47
Offering Note
[1]	(1) Amount registered covers common stock, par value $0.00001 per share, of Blackstone Inc. ("Common Stock") under the Blackstone Inc. Amended and Restated 2007 Equity Incentive Plan (the "Plan") and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), an indeterminate amount of additional Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions. (2) Proposed maximum offering price per unit has been estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low price per share of Common Stock as reported by The New York Stock Exchange on February 23, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A